Exhibit 10.89

ASSET PURCHASE AGREEMENT
by and between
KING PHARMACEUTICALS, INC.
and
ACTAVIS ELIZABETH, L.L.C.
dated as of December 17, 2008

i

3

iii

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 17, 2008 (the “Execution Date”), by and between Actavis Elizabeth, L.L.C., a Delaware limited liability company (“Buyer”), and King Pharmaceuticals, Inc., a Tennessee corporation (“King”).
RECITALS
     WHEREAS, King is party to an Agreement and Plan of Merger, dated as of November 23, 2008, by and among King, Albert Acquisition Corp. and Alpharma Inc. (the “Merger Agreement”) pursuant to which, subject to the terms and conditions set forth therein, King has agreed to acquire Alpharma Inc. (“Alpharma”);
     WHEREAS, Alpharma is engaged in the business of selling in the Territory the Product that contains morphine sulfate as its sole active ingredient that is approved for distribution as of the Closing Date in the Territory under the Regulatory Approval (the “Business”);
     WHEREAS, effective upon the acquisition by King of Alpharma pursuant to the Merger Agreement, King desires to sell to Buyer the Product and certain related assets, and Buyer desires to purchase the Product and such assets from Seller and to assume certain related obligations; and
     WHEREAS, this Agreement and the consummation of the transactions contemplated hereby are not in consideration of, or intended to induce or encourage, the settlement or other resolution of the litigation captioned King Pharmaceuticals, Inc., King Pharmaceuticals Research and Development, Inc., Elan Corporation plc and Elan Pharma International Ltd. v. Actavis, Inc. and Actavis Elizabeth LLC, Civil Action No. 07-CV-5041 (JMA, SDW) (DNJ).
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:
Article I.
Definitions
Section 1.01 Defined Terms
     As used in this Agreement, the following defined terms have the meanings described below:
     (a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.
     (b) “AG Distributor” shall mean a third party pharmaceutical company that is taking on the role of distributing Authorized Generic Versions to trade customers (e.g. wholesalers, retail chains, managed care organizations, government agencies, pharmacy benefit managers, etc.), which third party pharmaceutical company shall exclude ordinary trade customers such as wholesalers.
     (c) “Aggregate Inventory Amount” has the meaning set forth in Section 4.02(b).
     (d) “Aggregate Wholesaler Amount” has the meaning set forth in Section 8.17(a).
     (e) “Aggregate Wholesale/Retail Amount” has the meaning set forth in Section 8.17(b).
     (f) “Agreement” has the meaning set forth in the Preamble to this Agreement.
     (g) “Alpharma” has the meaning set forth in the Recitals to this Agreement.
     (h) “Alpharma Subsidiary” means each subsidiary of Alpharma owning or controlling assets or having liabilities relating to the Business.
     (i) “API” means active pharmaceutical ingredient.
     (j) “Assets and Properties” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property.
     (k) “Assumed Contract” means (i) each Contract relating to the Product, as in effect on the Closing Date that is set forth in Section 1.01(k) of the Seller’s Disclosure Schedule, and (ii) each Contract (or any portion thereof) that is assumed by the Buyer after the Closing Date pursuant to Section 8.23, excluding any Excluded Rights under any such Contract (or portion thereof).
     (l) “Assumed Liabilities” means (i) all Liabilities and obligations that Buyer has expressly assumed or agreed to assume or perform under this Agreement, (ii) all Liabilities and obligations under or pursuant to the Assumed Contracts arising after the Closing, other than the Liabilities and obligations listed in items (ii)-(iv) of the Excluded Liabilities, (iii)

any obligations of Seller under an Assumed Contract to deliver Product following the Closing under purchase orders of Persons entered into prior to the Closing in the ordinary course of business for delivery of Product within thirty (30) days of the Closing Date and for which Buyer shall receive payment, (iv) all Liabilities and obligations to pay Rebates attributable to Product bearing any of Buyer’s NDC numbers, (v) all Liabilities and obligations to pay GPO Administration Fees and IFF payments attributable to Product bearing any of Buyer’s NDC numbers, (vi) all Liabilities and obligations to pay Chargebacks that are submitted to Buyer, Seller, or their respective Affiliates, with respect to Product bearing any of Buyer’s NDC numbers, (vii) all Liabilities and obligations relating to recalls or product liability claims or threatened claims or injuries caused by Product sold by Buyer after the Closing, except to the extent that such Product was included in Inventory and was defective when delivered by Seller to Buyer hereunder, (viii) Seller’s obligations under the Federal Supply Schedule to supply the Product at the prices set forth in the Federal Supply Schedule after the Closing for the period required by applicable Law, (ix) Seller’s obligations under Section 340B of the Public Health Services Act to sell Product at the prices required by applicable Law with respect to Product sold after the Closing Date, and (x) all other Liabilities and obligations that (A) arise out of or are related to the Purchased Assets (including the Regulatory Approval), the Product or the ownership, operation or conduct of the Business by or on behalf of Buyer, its Affiliates or (sub)licensees, or their respective successors or assigns, (B) arise after the Closing, and (C) are not otherwise expressly excluded under this definition.
     (m) “Authorized Generic Version” means any Product that is distributed under no trademark or under a trademark other than Kadian®.
     (n) “Books and Records” means all files, documents, instruments, papers, books and records (scientific, developmental, distribution, marketing, financial or other) owned by Seller and relating to the Product or the Business in the Territory, including any pricing lists, customer lists, vendor lists, financial data (including sales histories, sales force call activities and market studies), Regulatory Documentation, clinical data, safety data, research and testing data and pharmacology and toxicology data, validation documents and data, quality control histories, litigation, adverse claims or demands, investigation information or files, trademark registration certificates, trademark renewal certificates, and other documentation relating to the Purchased Assets, the Product or the Regulatory Approval, but excluding any such items (i) to the extent that any applicable Law prohibits their transfer, (ii) that were specifically prepared by Seller for the negotiation of this Agreement, and (iii) to the extent such items are included in the definition of “Marketing Materials”. The Parties acknowledge and agree that to the extent that any such Books and Records contain information that relates to any product other than the Product or to any business or operations of Seller other than the Business, such Books and Records may be copies and in any event shall be redacted to delete such information.
     (o) “Business” has the meaning set forth in the Recitals to this Agreement.
     (p) “Business Day” means a calendar day other than Saturday, Sunday or any other calendar day on which banks located in New York are authorized or obligated to close.
     (q) “Buyer” has the meaning set forth in the Preamble to this Agreement.

     (r) “Calendar Quarter” means each successive period of three consecutive calendar months commencing on January 1, April 1, July 1 and October 1.
     (s) “Chargeback” means a credit, chargeback, reimbursement, purchase discount or other payment to any pharmaceutical wholesaler or distributor in connection with the sale of a Product in the United States by such wholesaler or distributor to a customer at a discount price pursuant to a Contract between such customer and Seller or Buyer or pursuant to the Federal Supply Schedule or Section 340B of the Public Health Service Act, 42 U.S.C. Section 201 et. seq..
     (t) “Chargeback Period” has the meaning set forth in Section 8.17(a).
     (u) “Closing” has the meaning set forth in Section 5.01.
     (v) “Closing Date” means the date that the Closing actually occurs as provided in Section 5.01.
     (w) “Consultant” has the meaning set forth in Section 8.17(a).
     (x) “Contract” means any and all legally binding commitments, contracts, purchase orders, leases, licenses, security agreements or other agreements, whether written or oral, including any amendments, supplements or modifications thereto.
     (y) “Corporate Names” has the meaning set forth in Section 8.05(a).
     (z) “Costs of Goods Sold” means, with respect to any period, Buyer’s actual direct costs to manufacture, or purchase from a third party, the Product sold in the Territory during such period, excluding the Purchase Price.
     (aa) “Coupons” means any coupons, vouchers, co-pay cards or similar promotional incentives distributed by Alpharma or any subsidiary of Alpharma prior to the Closing Date pursuant to which Alpharma or such subsidiary of Alpharma is obligated to reimburse or pay a portion of the purchase price of the Product directly or indirectly to an eligible patient.
     (bb) “Daily Sales Amount” has the meaning set forth in Section 8.17(a).
     (cc) “Daily Utilization Amount” has the meaning set forth in Section 8.17(b).
     (dd) “Damages” has the meaning set forth in Section 12.02(a).
     (ee) “DEA” means the United States Drug Enforcement Administration, and any successor agency thereto.
     (ff) “Detail” means a face-to-face contact in which a Buyer sales representative makes a presentation, including selling message and features and benefits of the Product, to a medical professional with prescribing authority.

     (gg) “Direct Cost” means the cost of direct labor and direct materials used to provide the relevant assistance or service.
     (hh) “Embeda NDA” means New Drug Application 22-321 filed pursuant to the Federal Food, Drug, and Cosmetic Act and applicable FDA rules and regulations for marketing authorization of the pharmaceutical product containing morphine sulfate as an active ingredient, known as Embeda, within the United States (including all additions, amendments, supplements, extensions and modifications thereto and the official regulatory files relating thereto).
     (ii) “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on any other asset and any restriction on the possession or exercise of any attribute or ownership of any asset).
     (jj) “Excluded Assets” means all Assets and Properties of Seller, including the Licensed Intellectual Property, except the Purchased Assets.
     (kk) “Excluded Liabilities” means all Liabilities of Seller except the Assumed Liabilities, including (i) all Liabilities and obligations under any Contract other than the Assumed Contracts, (ii) all Liabilities and obligations of Seller to pay Rebates and Coupons pursuant to Section 8.16, (iii) all Liabilities and obligations of Seller to pay GPO Administration Fees and IFF payments pursuant to Section 8.19, (iv) all Liabilities and obligations of Seller to pay Chargebacks pursuant to Section 8.18, (v) all Liabilities of Seller for Taxes with respect to any taxable period, and all Liabilities for Taxes relating or attributable to the Product, the Business, the Purchased Assets or the sale, operating or use of any of the foregoing with respect to any taxable period or portion thereof ending on or prior to the Closing Date, with any property, ad valorem or similar Taxes allocated to any period that includes but does not end on the Closing Date on a per diem basis and (vi) any and all Liabilities of Seller accruing or arising prior to the Closing, including Liabilities with respect to any claim or action asserted after the Closing to the extent the conduct giving rise to such claim or action occurred prior to the Closing.
     (ll) “Excluded Rights” means, with respect to any Assumed Contract, any rights of any Seller Indemnified Party to seek and obtain defense and indemnification thereunder from any indemnifying party pursuant to the terms and conditions of the applicable Assumed Contract based on any Damages incurred by any Seller Indemnified Party, whether prior to, on or after the Closing Date, to the extent that such Damages (i) are attributable to occurrences and circumstances arising prior to the Closing, and (ii) are otherwise subject, prior to the Closing, to an obligation of defense or indemnity by any indemnifying party.
     (mm) “Execution Date” has the meaning set forth in the Preamble to this Agreement.
     (nn) “FDA” means the United States Food and Drug Administration and any successor agency thereto.

     (oo) “GAAP” means generally accepted accounting principles, consistently applied, as applied in the United States.
     (pp) “Generic Product” means a drug product containing morphine sulfate as its sole active ingredient that refers to the Licensed Product as the reference-listed drug in an Abbreviated New Drug Application or pursuant to an application under 21 U.S.C. § 355(b)(2).
     (qq) “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision.
     (rr) “GPO Administration Fee” means any administration, service or similar fee paid to a group purchasing organization, buying group or similar organization pursuant to a Contract between Seller or Buyer and such group purchasing organization, buying group or similar organization relating to the sale of Product to members of or participants in such group purchasing organization, buying group or similar organization.
     (ss) “Gross Profit” means, with respect to any period, (i) Net Sales for such period, less (ii) Cost of Goods Sold for such period, less (iii) an amount equal to five percent (5%) of Net Sales for such period (as an allowance for handling and distribution costs).
     (tt) “IFF” means the industrial funding fee payable to the United States Department of Veterans Affairs in connection with the sale of the Product to the United States Department of Veterans Affairs under the Federal Supply Schedule, as in effect from time to time.
     (uu) “Indemnification Claim Notice” has the meaning set forth in Section 12.02(c).
     (vv) “Indemnified Party” has the meaning set forth in Section 12.02(c).
     (ww) “Indemnifying Party” has the meaning set forth in Section 12.02(c).
     (xx) “Inventory” means all inventory in whole lots of Product owned as of the Closing by Seller in finished, packaged form, whether held at a location or facility of Seller (or of any other Person on behalf of Seller) in the Territory, or in transit within the Territory to or from Seller (or any such other Person).
     (yy) “Kadian” means pharmaceutical product (i) approved for distribution under the Regulatory Approval in the Territory in any dosage or form, whether or not distributed under the Trademark Kadian® or (ii) otherwise marketed or sold by Seller in the Territory under the Trademark Kadian® as of the Closing Date.
     (zz) “Kadian Patents” means United States patent number 5,202,128, United States patent number 5,378,474, and United States patent number 5,330,766, and any continuations, continuations-in-part, divisionals, reexaminations, reissues and extensions thereof.

     (aaa) “Knowledge of King” means the actual knowledge of those employees who hold the position of vice president or are more senior at King that were engaged in the diligence of acquisition of Alpharma by King, including but not limited to, the following people, without any duty to conduct an investigation: Eric Carter, Ken Touw, Brad Knoll, Chris McClendon, James Elrod and Mary Flipse.
     (bbb) “Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines or pronouncements promulgated by any Governmental or Regulatory Authority.
     (ccc) “Liability” means any debt, liability, losses, damages, cost, expenses and obligations of every kind (whether fixed or contingent, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.
     (ddd) “License Term” means the period commencing on the Closing Date and ending on the earlier of (i) the date of expiration of the last to expire of the Licensed Patents and (ii) the date on which a court enters a final decision from which no appeal has been or can be taken holding that all claims of the Licensed Patents that would otherwise be infringed by the making, having made, using, selling, offering for sale or importation of any Licensed Product or Generic Product are unenforceable or invalid.
     (eee) “Licensed Intellectual Property” means all Product Patents (including the Kadian Patents), unpatented inventions, know-how, trade secrets, technical data (including the Seller Data), trade dress, and package designs owned or controlled by Sellers and their Affiliates that are not exclusively related to the Product and that would be infringed or violated by the making, having made, using, selling, offering for sale or importation of the Licensed Product in the Territory.
     (fff) “Licensed Patents” means United States patent number 5,202,128 and United States patent number 5,378,474, and any continuations, continuations-in-part, divisionals, reexaminations, reissues and extensions thereof.
     (ggg) “Licensed Product” means the Product in the dosage strengths and formulations approved for distribution in the Territory pursuant to the Regulatory Approval as of the Closing Date and manufactured in accordance with the manufacturing process used as of the Closing Date, including, after the Closing Date, any Minor Changes.
     (hhh) “Marketing Materials” means all market research, marketing plans and strategies, media plans, advertising, form letters, sales force training materials, advertising, promotional and marketing data and materials (including competitor information, product data, market intelligence reports and marketing and sales statistical programs), advertising and promotional materials and literature, mailing lists, sales data and detailing reports, reimbursement data, customer information (including customer sales information, sales forecasting models, medical educational materials, website content and advertising and display materials and speakers lists), packaging artwork and television masters, in each case (i) owned by Seller and used exclusively in connection with the marketing, advertising and promotion of the Product in the Territory that Seller, in its sole discretion, determines to transfer to Buyer and (ii) to the extent that Seller is able to share such materials with Buyer without violation of any third party agreement; provided that “Marketing Materials” shall exclude the labeling of the Product, which shall be deemed part of the Regulatory Approval.
     (iii) “Material Adverse Effect” means an effect, condition or change that individually or in the aggregate is materially adverse to the Purchased Assets taken as a whole or the business, results of operations, or financial condition of the Business taken as a whole, other than changes in general economic or market conditions or changes or developments generally affecting the pharmaceutical industry.
     (jjj) “Merger Agreement” has the meaning set forth in the Recitals to this Agreement.
     (kkk) “Minor Changes” means changes to the Licensed Product that would not cause the manufacture, use or sale of the Licensed Product to fall within the Licensed Intellectual Property owned or controlled by Seller or its Affiliates after the Closing Date, other than the Kadian Patents.
     (lll) “NDC” means the unique identifying number assigned to a drug product, including the labeler code, product code and package code, in connection with the drug listing requirements of Section 510(j) of the Federal Food, Drug, and Cosmetic Act and applicable FDA rules and regulations.
     (mmm) “Net Sales” means, with respect to any period, the gross sales recorded by Buyer and its Affiliates or sublicensees, on its books and records, in accordance with GAAP, for sales of the Product to third parties in the Territory during such period, less (if not already deducted or reflected in the amount recorded and to the extent actually allowed by Buyer) (i) trade and quantity discounts, Rebates, Chargebacks paid by Buyer, GPO Administrative Fees paid by Buyer, and IFF paid by Buyer and other ordinary course administrative or promotional fees, (ii) repayments, credits and allowances to customers on account of ordinary course promotional allowances, rejection, withdrawal, recall, or return of the Product or on account of retroactive price reductions affecting the Product, and (iii) customary cash discounts (“fast pay”), which, in each case ((i), (ii), and (iii)), for the avoidance of doubt, shall be paid in accordance with GAAP and shall not include write-offs, bad debts or freight, insurance and handling costs, Taxes and expenses for all activities related to the distribution of the Product incurred by Buyer. Net Sales with respect to sales of the Product that are not made on an arm’s length basis or that are made for consideration other than cash shall be calculated based on the average per-unit Net Sales of the Product during the applicable period without regard to such non-arm’s length or non-cash sales. If the Product is sold with other products on a portfolio basis, any commercially reasonable discounts or other adjustments with respect to the Product shall be allocated pro rata across all products in such portfolio based on the non-discounted, non-adjusted price for each such product. In the event that one or more Authorized Generic Versions are sold by an AG Distributor, (A) sales from Buyer or its Affiliates to an AG Distributor shall not be included in Net Sales and (B) such AG Distributor’s sales to third parties shall be included in Net Sales.

     (nnn) “Order” means any writ, judgment, decree, injunction, charge, ruling or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
     (ooo) “Party” means either Buyer or Seller. “Parties” means Buyer and Seller, collectively.
     (ppp) “Patent” means (i) all patents, patent applications and statutory invention registrations, (ii) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents, patent application or statutory invention registrations, (iii) all inventions disclosed in the foregoing, (iv) all rights therein provided by international treaties and conventions, and (v) all rights to obtain and file for patents and registrations thereto anywhere in the Territory.
     (qqq) “Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established and (ii) any Encumbrance that does not materially detract from the value of, or interfere with the present use of, the properties or assets it affects.
     (rrr) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
     (sss) “Product” means Kadian.
     (ttt) “Product Copyrights” means any and all copyrights owned by Seller relating exclusively to the Product, including copyrights in Marketing Materials for the Product.
     (uuu) “Product Domain Names” means (i) the domain names set forth in Section 1.01(uuu) of the Seller’s Disclosure Schedule and (ii) any other domain name owned by Seller as of the Closing Date the includes the word “Kadian”.
     (vvv) “Product IND” means Investigational New Drug Application 35,553 filed in accordance with Section 505(i) of the Federal Food, Drug, and Cosmetic Act, as amended, and applicable FDA rules and regulations (including all additions, amendments, supplements, extensions and modifications thereto and the official regulatory files relating thereto).
     (www) “Product Intellectual Property” means the Product Copyrights, Product Know-How, Product Marks and Product Trade Dress, in each case relating to the Territory, and the Product Domain Names.
     (xxx) “Product Know-How” means any research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets or technical data (including clinical data and safety data) or information that exclusively relate to the Product or the Business and are owned by Seller, other than such know-how that is or becomes the subject of a Patent.

     (yyy) “Product Mark(s)” means (i) the Trademark “Kadian®” and (ii) such other Trademark(s) owned by Seller and exclusively used in connection with the Product.
     (zzz) “Product Patent” means all Patents in the Territory owned or controlled by Seller that claim the Product or the manufacture, use or sale of the Product.
     (aaaa) “Product Trade Dress” means the trade dress, package designs, product inserts, labels and associated artwork owned by Seller that is used exclusively in connection with the Product, the packaging thereof or the Business, excluding all Seller Brands used thereon other than the Product Marks.
     (bbbb) “Public Filings” means all of Alpharma’s periodic reports and registration statements filed or furnished on EDGAR with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or Securities Act of 1933.
     (cccc) “Purchase Price” shall have the meaning set forth in Section 4.01(a).
     (dddd) “Purchased Assets” means: (i) the Assumed Contracts; (ii) the Marketing Materials; (iii) the Books and Records; (iv) the Regulatory Approval; (v) the Inventory, (vi) the Product Intellectual Property and (vii) the Product IND. The Purchased Assets do not include any fixed assets, entities, the Seller Data or the Licensed Intellectual Property.
     (eeee) “Reasonable Best Efforts” means such prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances; provided, that the Parties shall be required to expend only such resources to achieve such results as are commercially reasonable in similar circumstances.
     (ffff) “Rebate” means any rebate payable pursuant to (i) state Medicaid or other state and governmental pharmaceutical assistance programs or (ii) Contracts between Seller or Buyer and managed care organizations (including pharmacy benefit management companies, health plans and insurance companies), in each case relating to utilization of the Product in the United States during any particular period.
     (gggg) “Rebate Period” has the meaning set forth in Section 8.17(b).
     (hhhh) “Regulatory Approval” means the New Drug Application 20-616 filed pursuant to Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act and applicable FDA rules and regulations for marketing authorization of the Product within the United States (including all additions, amendments, supplements, extensions and modifications thereto and the official regulatory files relating thereto).
     (iiii) “Regulatory Documentation” means (i) registrations or applications for, or other filings or submissions with respect to, the Regulatory Approval or the Product, including regulatory compliance reports and other reports, and other written materials filed as part of or referenced in, the Regulatory Approval, and the risk management plan with respect to the Product, (ii) any other filings or submissions with respect to the Product with any Governmental or Regulatory Authority in the Territory other than the FDA and (iii) written communications, and written summaries and minutes of other communications, with the FDA or other Governmental or Regulatory Authorities to the extent relating to any of the foregoing.
     (jjjj) “Seller” means King and, from and after the Closing, shall also include Alpharma and any subsidiary of Alpharma owning or controlling assets or having liabilities relating to the Business, jointly and severally, or if the context so requires individually.
     (kkkk) “Seller Brands” means all Trademarks owned by, licensed to, controlled by or used by Seller, whether or not registered, including the name “King”, but excluding the Product Marks and excluding any trade dress rights in the shape, configuration, coloring or appearance of the Product or its packaging as sold by Seller before the Closing Date.
     (llll) “Seller Data” means the clinical data, safety data and other information that is included or referenced in the Regulatory Approval as of the Closing Date, but excluding the Product Know-How.
     (mmmm) “Seller’s Disclosure Schedule” has the meaning set forth in Article VI.
     (nnnn) “Seller Indemnified Parties” has the meaning set forth in Section 12.02(b).
     (oooo) “Solvent” means, with respect to any Person on a particular date, that at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
     (pppp) “Tax” means any and all taxes, customs, duties, fees or other like assessments, charges or Liabilities imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any amount, including (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, withholding, employment, payroll, recapture, environmental or windfall profit tax; (ii) any Liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any Taxable period; and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person, and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
     (qqqq) “Tax Return” means any return, form, estimate, information statement or report relating to Taxes, including any attachment, appendix, addendum or amendment.
     (rrrr) “Territory” means the United States.
     (ssss) “Third Party Claim” has the meaning set forth in Section 12.02(d).
     (tttt) “Toll Manufacturing Agreement” has the meaning set forth in Section 8.20(a).
     (uuuu) “Trademark” means trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, product names, company names and any other source identifying symbols, designs, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.
     (vvvv) “United States” means the United States of America, its territories and possessions, including Washington, D.C. and Puerto Rico.
Section 1.02 Construction of Certain Terms and Phrases.
     Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the terms “including” and “includes” mean “including without limitation” and “includes without limitation,” respectively; and (g) a reference to a Law includes any amendments or modifications to such Law. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
Article II.
Purchase and Sale of Assets
Section 2.01 Purchase and Sale of Assets
     (a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of any Encumbrance, other than a Permitted Encumbrance, all of Seller’s right, title and interest, as of the Closing, in and to the Purchased Assets.
     (b) From and after the Closing, Seller shall retain all of its right, title and interest in and to the Excluded Assets and Seller may retain an archival copy of all Assumed Contracts, Books and Records (or with respect to any Books and Records that contain information that relates to any product other than the Product or to any business or operation of Seller and its applicable subsidiaries other than the Business, the original Books and Records), Marketing Materials and other documents or materials conveyed hereunder.
     (c) King shall cause Alpharma and each Alpharma Subsidiary to perform all obligations required of it as a Seller under this Agreement.
     (d) Prior to the Closing, Seller shall use commercially reasonable efforts to obtain all consents required for the assignment to Buyer of the Contracts listed on Schedule 1.01(k). If such consent is not obtained prior to the Closing, (a) Seller shall continue to use commercially reasonable efforts to obtain such consent and (b) Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations under such Contract in accordance with this Agreement, and under which Seller would enforce for the benefit of the Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. To the extent, and only to the extent, that the benefits arising therefrom and obligations thereunder have been provided by alternative arrangements as provided above, such Contract (or any portion thereof) shall be deemed an Assumed Contract, provided that Buyer shall not be responsible for any Liabilities (i) arising out of a claim of breach of such Contract due to the establishment of the alternative arrangements, or (ii) arising out of such Contract as a result of Seller’s action without Buyer’s approval in a manner inconsistent with the alternative arrangements.
Article III.
Assumption of Liabilities
Section 3.01 Assumption of Assumed Liabilities
     Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer agrees to assume, satisfy, perform, pay and discharge only the Assumed Liabilities.
Section 3.02 Excluded Liabilities
     Seller shall retain and remain solely responsible for, and shall satisfy, perform, pay and discharge when due, any and all Excluded Liabilities.
Article IV.
Purchase Price and Payment
Section 4.01 Purchase Price
     As full and complete consideration for the Purchased Assets, Buyer shall:
     (a) pay, or cause to be paid the following amounts (together, the “Purchase Price”) in immediately available funds by wire transfer into an account designated by Seller not later than three Business Days prior to the date such payment is due:
                    (i) not later than forty-five (45) days (or, upon the certification by Buyer to Seller prior to such forty-fifth (45th) day that it has not collected sufficient receivables with respect to the Product to enable it to pay such amount by such forty-fifth (45th) day, fifty-five (55) days) following the last day of the first Calendar Quarter of 2009, $30,000,000;
                    (ii) not later than thirty (30) days following the last day of the second Calendar Quarter of 2009, $25,000,000, plus any unpaid amounts previously payable pursuant to Section 4(a)(i);
                    (iii) not later than thirty (30) days following the last day of the third Calendar Quarter of 2009, $25,000,000, plus any unpaid amounts previously payable pursuant to Section 4(a)(ii);
                    (iv) not later than thirty (30) days following the last day of the fourth Calendar Quarter of 2009, $20,000,000, plus any unpaid amounts previously payable pursuant to Section 4(a)(iii);

                    (v) not later than thirty (30) days following the last day of the first Calendar Quarter of 2010, $20,000,000, plus any unpaid amounts previously payable pursuant to Section 4(a)(iv); and
                    (vi) not later than thirty (30) days following the last day of the second Calendar Quarter of 2010, $7,500,000, plus any unpaid amounts previously payable pursuant to Section 4(a)(v);
provided, however, that no payment pursuant to any of Sections 4.01(a)(i) through 4.01(a)(vi) following any single Calendar Quarter shall, when combined with all prior payments made by Buyer pursuant to Section 4.01(a), exceed the aggregate amount of Gross Profits for the period beginning on January 1, 2009 and ending on the last day of such Calendar Quarter; provided further, however, that any amount that is not paid by reason of the foregoing proviso shall be deemed to be “payable” but “unpaid” for the purposes of Section 4(a)(ii) through Section 4(a)(vi), but in no case shall the application of this proviso cause the cumulative Purchase Price to exceed the lesser of (A) $127,500,000 and (B) the Gross Profits for the period from January 1, 2009, through June 30, 2010;
     (b) not later than the date on which the payment in Section 4.01(a)(i) is due, pay the Aggregate Inventory Amount as determined in accordance with Section 4.02; and
     (c) assume the Assumed Liabilities at Closing.
Section 4.02 Inventory Payment
     (a) On the day immediately following the Closing Date, representatives of Buyer and Seller shall count the number of finished packages of the Product included in Inventory where such Inventory is located.
     (b) The “Aggregate Inventory Amount” shall mean the aggregate cost paid or payable by Seller to the manufacturer of the Inventory (other than Inventory with a remaining shelf life of less than twelve (12) months) for all of the Inventory included in the Purchased Assets.
     (c) Not later than the date on which the payment in Section 4.01(a)(i) is due, Buyer shall pay to Seller the Aggregate Inventory Amount in immediately available funds by wire transfer into an account designated by Seller not later than three (3) Business Days after such count.
Section 4.03 Allocation of Purchase Price
     Promptly following the Closing, Seller and Buyer shall agree in good faith on an allocation of the Purchase Price among the Purchased Assets. Buyer and Seller agree (a) to report the sale and purchase of the Purchased Assets for Tax purposes in accordance with such allocations and (b) not to take any position inconsistent with such allocations on any of their respective tax returns. All payments made pursuant to Article XII shall be deemed adjustments to the Purchase Price.

Section 4.04 Payment of Sales, Use and Other Taxes
     Buyer shall be solely responsible for all sales, use, transfer, value added, gross receipts and other similar Taxes, if any, arising out of the sale by Seller of the Purchased Assets to Buyer pursuant to this Agreement.
Section 4.05 Statements and Audit Rights
     (a) Any payment under Section 4.01(a) that is based upon Gross Profits shall be accompanied by a statement of the amount of Gross Profits during the applicable period represented by such payment.
     (b) Buyer shall, and shall cause its sublicensees and AG Distributors, to maintain at a location in the United States, complete and accurate books and records in such detail as is necessary to accurately calculate the amounts payable to Seller under this Agreement. Such books and records shall be maintained for a period of at least five (5) years after the end of the Calendar Quarter in which they were generated, or for such longer period as may be required by applicable Law. Once per each calendar year and for a period of two (2) years after the end of the second Calendar Quarter of 2010, Seller shall have the right upon reasonable prior notice to have an independent accounting firm reasonably acceptable to Buyer audit and examine the relevant books and records as may be reasonably necessary to determine and/or verify the amount of payments due hereunder and Buyer’s compliance with its obligations hereunder; provided, however, that Seller shall not have the right to conduct such an audit until the expiration of the Licensed Patents. Such audit and examination shall be conducted and shall take place, and Buyer shall, and shall cause its Affiliates, sublicensees, AG Distributors and third party distributors of Authorized Generic Versions to, make such books and records available, during normal business hours at the facility(ies) where such books and records are maintained. Each such audit and examination shall be limited to pertinent books and records for any Calendar Quarter ending not more than twenty-four (24) months prior to the date of the audit. Before permitting such independent accounting firm to have access to such books and records, Buyer may require such independent accounting firm and its personnel involved in such audit to sign a customary confidentiality agreement in form and substance reasonably acceptable to Buyer as to any confidential information which is to be provided to such accounting firm or to which such accounting firm will have access while conducting the audit under this Section. The independent accounting firm will prepare and provide to Seller and Buyer a written report stating only whether the reports submitted and amounts paid pursuant to this Agreement were correct or incorrect, and the amounts of any discrepancies. In the event that such report indicates that there was an underpayment or overpayment by Buyer of any amount to Seller hereunder, Buyer or Seller, as the case may be, shall promptly (but in no event later than thirty (30) days after its receipt of the independent accountant’s report so concluding) make payment to the other of the amount of such underpayment or overpayment. Seller shall bear all costs and expenses of any such audit, except that if any audit discloses an underpayment or overpayment by Buyer with respect to any audit period in excess of five percent (5%) of the aggregate amount required to be paid with respect to such audit period, all costs and expenses of the audit, including the expenses of the independent accounting firm, shall be borne and promptly paid by Buyer.

Article V.
Closing
Section 5.01 Time and Place
     Unless this Agreement is earlier terminated pursuant to Article XIII, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place automatically, and the conveyances to be made at Closing are hereby made by the parties and shall be effective without any further action by any party, immediately following the satisfaction or waiver of the conditions set forth in Articles IX and X.
Section 5.02 Deliveries at Closing
     (a) Closing Deliveries by Seller. Effective as of the Closing, Seller hereby sells, assigns and conveys to Buyer the Purchased Assets and assigns to the Seller the Assumed Liabilities. Effective as of the Closing, Buyer hereby accepts the Purchased Assets and assumes and agrees to perform the Assumed Liabilities. At the Closing, Seller shall deliver or cause to be delivered to Buyer: a letter from Seller to the FDA duly executed by Seller transferring the rights to the Regulatory Approval to Buyer; and such bills of sale, assignment and assumption agreements and other instruments of assignment, conveyance and transfer as are necessary to effect and confirm the sale, transfer, conveyance, and assignment of the Purchased Assets and the assumption of the Assumed Liabilities (provided, however, that the failure to execute or deliver any such agreement or instrument shall not affect the effectiveness of any sale, assignment and conveyance and assumption effected hereby, or the obligations of the parties at Closing). As soon as reasonably practicably following the Closing, and in any event no later than ten (10) days after the Closing, Seller shall deliver the Marketing Materials and the Books and Records.
     (b) Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller: a letter from Buyer to the FDA duly executed by Buyer agreeing to assume certain obligations with respect to the Regulatory Approval; and such bills of sale, assignment and assumption agreements and other instruments of assignment, conveyance and transfer as are necessary to effect and confirm the sale, transfer, conveyance, and assignment of the Purchased Assets and the assumption of the Assumed Liabilities (provided, however, that the failure to execute or deliver any such agreement or instrument shall not affect the effectiveness of any sale, assignment and conveyance and assumption effected hereby or the obligations of the parties at Closing).
Article VI.
Representations and Warranties of Seller
     Seller represents and warrants to Buyer as of the date of this Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedules supplied by Seller to Buyer and attached to this Agreement (the “Seller’s Disclosure Schedule”), as follows:

Section 6.01 Organization, Etc.
     King is a corporation duly organized, validly existing and in good standing under the laws of Tennessee and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Alpharma and each Alpharma Subsidiary is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own its assets and carry on the Business as currently conducted by it. King, Alpharma and each Alpharma Subsidiary is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify would not reasonably be expected to have a Material Adverse Effect or materially impair or delay Seller’s ability to perform its obligations hereunder.
Section 6.02 Authority of Seller
     King has, and at the Closing Alpharma and each Alpharma Subsidiary will have, all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by King of its obligations under this Agreement have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by King of this Agreement. This Agreement has been duly and validly executed and delivered by King and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of King enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
Section 6.03 Consents and Approvals
     (a) No consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority are required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, except for such consents, waivers, approvals, Orders or authorizations the failure to obtain which, and such registrations, declarations or filings the failure to make which, would not reasonably be expected to have a Material Adverse Effect on the Business or materially impair or delay Seller’s ability to perform its obligations hereunder.
     (b) No consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the performance of its obligations hereunder, except for such consents, waivers, approvals, or authorizations the failure to obtain which, and such notices the failure to give which, would not reasonably be expected to have a Material Adverse Effect or materially impair or delay Seller’s ability to perform its obligations hereunder.

Section 6.04 Non-Contravention
     The execution and delivery by King of this Agreement does not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
     (a) conflict with or violate any provisions of the organization documents of Seller;
     (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to King, Alpharma and each Alpharma Subsidiary, the Business or the Purchased Assets, other than breaches and violations that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect or materially impair or delay Seller’s ability to perform its obligations hereunder; or
     (c) conflict with or result in a breach or default (or an event that, with notice or lapse of time or both, would constitute a breach or default) under, or termination of, any Assumed Contract or any other Contract to which Seller is a party or by which Seller or any of its assets is bound, other than such conflicts, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect.
Section 6.05 Solvency
     (a) King, Alpharma and each Alpharma Subsidiary is Solvent.
     (b) No transfer of property is being made by Seller and no obligation is being incurred by Seller pursuant to this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller.
Section 6.06 Title
     Seller will have as of Closing, and upon transfer of the Purchased Assets to Buyer at Closing as contemplated by this Agreement Buyer shall acquire, good and marketable title thereto free and clear of any Encumbrance, other than Permitted Encumbrances.
Section 6.07 Litigation
     To the Knowledge of King, (a) there are no material claims, actions, suits or proceedings pending or, any investigation by any Governmental or Regulatory Authority pending against any Seller or any of their respective properties or rights in connection with the Business or the Purchased Assets, (b) neither Seller nor any of its respective properties or rights is subject to any outstanding Order in connection with the Purchased Assets and (c) no third party, including any of its employees, has any cause for filing, threatening or contemplating any material claim, action, suit or proceeding or investigation against any of them in connection with the Business or the Purchased Assets.

Section 6.08 Purchased Assets
     (a) To the Knowledge of King, there are no pending claims, disputes, litigation or proceedings challenging any of Seller’s right, title or interest in, or Seller’s use of, the Purchased Assets and there are no facts which would provide a basis for any other Person to claim that it owns, possesses or controls any rights in any of the Purchased Assets.
     (b) A true and complete copy of the executed version of each agreement listed in Section 1.01(k) of the Seller’s Disclosure Schedule has been provided to the Buyer prior to execution of this Agreement.
     (c) To the Knowledge of King, Seller is not in breach of any of the Assumed Contracts listed in Section 1.01(k) of the Seller’s Disclosure Schedule, and no third party has notified Seller of any breach thereof.
     (d) Except to the extent resulting from any action or inaction by Buyer or its Affiliates, at the time of delivery to Buyer or its designee, all Inventory (i) conforms in all respects to the specifications and requirements of the Regulatory Approval for the Product, (ii) has been stored, transported and handled in compliance with all current Good Manufacturing Practices applicable to pharmaceutical products sold in the Territory and (ii) is not adulterated or misbranded.
Section 6.09 Regulatory
     (a) To the Knowledge of King, and except as disclosed in the Public Filings, the operation of the Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of the Product in the Territory, is and has been in material compliance for the last three (3) years with all applicable Laws.
     (b) To the Knowledge of King, during the three (3) year period ending on December 10, 2008, Seller has not had any Product or manufacturing site for the Product subject to a Governmental or Regulatory Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other material Governmental or Regulatory Authority notice of inspectional observations, “warning letters,” or “untitled letters” with respect to the Product or the Business or any requests or requirements to make changes to the Products that if not complied with would reasonably be expected to result in a material liability to the Seller or the Business.
     (c) To the Knowledge of King, Seller has filed, or caused to be filed, with the applicable Governmental and Regulatory Authorities all material required notices and reports, including adverse experience reports, with respect to manufacture, development, marketing and other commercial exploitation of the Product in or for the Territory.
     (d) To the Knowledge of King, neither Seller, nor any Person working for or with Seller in performing or rendering, any activities or services related to the Business, including the development, use or commercialization of the Product, has ever been or is currently debarred by the FDA or any other Governmental or Regulatory Authority, nor has any such

Person been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.
Section 6.10 Brokers
     Seller has not retained any broker in connection with the transactions contemplated hereunder. Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller.
Section 6.11 No Other Representations and Warranties
     EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH REGARD TO THE PRODUCT, THE PURCHASED ASSETS AND THE BUSINESS, INCLUDING THE FUTURE PROFITABILITY OF THE PURCHASED ASSETS, THE PRODUCT OR THE BUSINESS, AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.
Article VII.
Representations and Warranties of Buyer
     Buyer represents and warrants to Seller as of the date of this Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by Buyer to Seller and dated as of the date of this Agreement, if any, as follows:
Section 7.01 Corporate Organization
     Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. Buyer is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to so qualify could not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform its obligations hereunder.
Section 7.02 Authority of Buyer
     Buyer has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and, when executed and delivered by Seller, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
Section 7.03 Consents and Approvals
     No consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority are required by Buyer in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder.
Section 7.04 Non-Contravention
     The execution and delivery by Buyer of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
     (a) conflict with or violate any provision of the organizational documents of Buyer;
     (b) assuming the receipt of all Buyer governmental consents, conflict with or result in a violation or breach of any term or provision of any Law applicable to Buyer; or
     (c) conflict with or result in a breach or default (or an event that, with notice or lapse of time or both, would constitute a breach or default) under, or termination of, any Contract to which Buyer is a party or by which Buyer or any of its assets is bound, other than such conflicts, breaches or defaults as would not reasonably be expected to or materially impair or delay Buyer’s ability to perform its obligations hereunder.
Section 7.05 Solvency
     (a) Buyer is Solvent.
     (b) No transfer of property is being made by Buyer and no obligation is being incurred by Buyer pursuant to this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer.
Section 7.06 Brokers
     Buyer has not retained any broker in connection with the transactions contemplated hereunder. Seller has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyer.

Section 7.07 No Other Representations and Warranties
     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN.
Article VIII.
Covenants of the Parties
Section 8.01 Reasonable Best Efforts
     Each Party shall use its Reasonable Best Efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to the obligations of the other Party to consummate the transactions contemplated hereby to be satisfied, including (a) obtaining all consents and approvals of all Persons and Governmental or Regulatory Authorities and removing any injunctions or other impairments or delays that are necessary, proper or advisable to the consummation of the transactions contemplated by this Agreement and (b) furnishing upon request to each other such information as is required in connection with the foregoing.
Section 8.02 Cooperation and Transition
     (a) Each Party shall cooperate fully with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including Seller’s cooperation in the efforts of Buyer to obtain any consents and approvals of any Governmental or Regulatory Authority required for Buyer to be able to own the Purchased Assets.
     (b) For a period of seventy (70) days following the Closing, Seller shall provide to Buyer, at Seller’s expense, (i) such services in connection with the transition of the marketing and sale of the Product from Seller to Buyer as Buyer may reasonably request, including with respect to regulatory affairs, pharmacovigilance, customer service, and risk management programs and related processes, provided that such services can be provided by Seller without unreasonable burden (such as the engagement of additional employees or securing of services from independent contractors) to Seller and without unreasonable interference with Seller’s ongoing operations, and (ii) reasonable access to appropriate personnel in order to effect an orderly and rapid transition of material commercial information related to the conduct by Seller of the Business.
Section 8.03 Public Announcements
     Each of Seller and Buyer agrees that, prior and subsequent to the Closing, it and its representatives shall keep the terms of this Agreement confidential and shall not disclose such information to any other Person (except as necessary to carry out the express terms of this Agreement or to the extent such information becomes public information or generally available to the public through no fault of such Party or its Affiliates) without the prior written consent of the other Party (which shall not be unreasonably withheld), unless such Party has been advised by counsel that disclosure is required to be made under applicable Law or the requirements of a national securities exchange or another similar regulatory body (in which event such Party shall, upon request of the non-disclosing Party, exercise its Reasonable Best Efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the information so disclosed).
Section 8.04 Bulk Sales
     Buyer and Seller waive compliance with all bulk sales Laws applicable to the transactions contemplated by this Agreement.
Section 8.05 Corporate Names
     (a) Buyer shall have the right, but not the obligation, to sell the Inventory using applicable NDC numbers of Seller or Seller Brands that are incorporated into the Inventory or otherwise included on the label or labeling for the Inventory at time of delivery to Buyer or its designee (“Corporate Names”), and Seller hereby grants Buyer a limited, non-exclusive, royalty-free license under Seller’s right, title and interest in the Corporate Names, effective from and after the Closing Date until the first anniversary of the Closing Date, to market, promote and sell the Inventory. Buyer shall use its Reasonable Best Efforts to obtain its own NDC numbers for the Product promptly following the Closing. For clarity, Buyer shall not use any Corporate Names on any Product other than Inventory.
     (b) Buyer may use, copy, reproduce, modify, display, perform, execute, distribute, translate into any language or form, and prepare derivative works (and take all of the above actions with respect to such derivative works) of any Marketing Materials included in the Purchased Assets (and Buyer shall be the owner of, and have all title to any copyrights in such derivative works created by or for Buyer); provided, that Buyer uses its own name (or the name of its licensee or designee) on such materials and completely removes all Seller Corporate Names and logos from, or completely covers all Corporate Names on, such materials; and provided further, that Buyer acknowledges and agrees that Seller shall have no Liability arising out of or in connection with Buyer’s or its Affiliates’ use of such Marketing Materials.
Section 8.06 Regulatory Matters
     (a) As soon as practicable following the Closing Date, but in any event no later than ten (10) days after the Closing Date, Seller shall transfer the Regulatory Documentation to Buyer, at Seller’s expense. In addition to closing deliveries in accordance with Section 5.02, each Party shall promptly after Closing submit to the FDA and any other Governmental or Regulatory Authorities any other documentation and applications required to effect or provide notice of such transfer required under applicable Laws, including 21 C.F.R. § 314.72.
     (b) Subject to Section 8.07(a), and except as otherwise provided in Section 8.02, from and after the Closing, Buyer, at its cost, shall be solely responsible and liable (provided, however, that Seller shall remain responsible and liable for all Excluded Liabilities)

for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of the Regulatory Approvals or the Regulatory Documentation, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority, (ii) taking all actions and conducting all communication with third parties in respect of the Product (whether sold before or after Closing), including responding to (A) complaints in respect thereof, including complaints related to tampering or contamination, and (B) all medical information requests, and (iii) investigating all complaints and adverse drug experiences in respect of the Product (whether sold before or after Closing).
Section 8.07 Product Returns
     (a) Buyer shall accept and process all returns of Product following the Closing and disburse refunds and credits in respect thereof to third parties (whether such Product was sold before or after Closing) in accordance with the return policy in place for the Product at the time of sale and applicable Laws. Seller shall reimburse Buyer for all reasonable, documented costs and expenses incurred by Buyer in connection with (i) Product sold prior to Closing (as determined by lot numbers) that is returned any time after Closing due to defect, damage or shipping errors or (ii) Product sold prior to Closing (as determined by lot numbers) that is returned due to expiration during the period commencing on the Closing Date and ending twenty-four (24) months thereafter. For purposes of this Section 8.07, the calculation of Buyer’s reasonable costs and expenses incurred in connection with Products returned shall be equal to Buyer’s actual costs and expenses of Products returned (including refunds and credits). From and after the date of this Agreement, neither Buyer nor Seller shall initiate or encourage any acceleration of or delay in the return of the Product.
     (b) Promptly after the Closing, and except as may otherwise be provided in Section 8.02, Seller and Buyer shall provide written notice to all Persons to which Product was sold by Seller during the twelve (12) months prior to Closing stating that the Business has been purchased by Buyer and that Seller no longer accepts returns of Product, and directing such Persons to contact Buyer in connection with returns, purchase orders and all other inquiries regarding the Product.
Section 8.08 Further Assurances
     (a) On and after the Closing, Seller shall from time to time, at the request of Buyer, execute and deliver, or cause to be executed and delivered, such other documents or instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to carry out the provisions of this Agreement or more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Purchased Assets (including assistance in the collection or reduction to possession of any of the Purchased Assets).
     (b) On and after the Closing, Buyer shall from time to time, at the request of Seller, take such actions as Seller may reasonably request, in order to more effectively consummate the transactions contemplated hereby, including Buyer’s assumption of the Assumed Liabilities.

Section 8.09 Government Price Reporting Obligations
     (a) As soon as practicable following the Closing, Seller will modify its Pharmaceutical Pricing Agreement with the Department of Veterans Affairs to remove the Product, and post-Closing Buyer will be responsible for all Veterans Health Care Act obligations related to the Product. The Parties shall cooperate fully to add the Product to Buyer’s agreement with the Department of Veterans Affairs. Seller will provide all information needed by the Buyer to price its product for the remainder of calendar year 2008, as well as all information needed to calculate and report the quarterly and annual non-FAMP and the annual Federal Ceiling Price for the Product pursuant to the Veterans Health Care Act of 1992. Seller shall indemnify Buyer pursuant to Article 12 from and against any and all Damages incurred by any or all of the Buyer Indemnified Parties to the extent arising or resulting from errors or omissions in such information.
     (b) Buyer agrees to provide to Seller, on a monthly and quarterly basis, all pricing submissions, fully calculated, that are required under applicable Law to be submitted by Seller to comply with its price reporting obligations with respect to the Product pursuant to Section 1927 of the Social Security Act, as amended by the Deficit Reduction Act of 2005 (Pub. L. No. 109-171). Buyer shall provide such submissions to Seller no later than twenty (20) days following the end of each month. Further, the parties agree to cooperate to facilitate compliance with such price reporting obligations with respect to the Product, including any price reporting obligations that may be enacted subsequent to the Closing Date under applicable Law. Seller agrees to hold confidential and not to disclose to any third party (except as required by applicable Law) pricing data and submissions furnished by Buyer pursuant to this Section 8.09(b). Further, Seller agrees not to use such data or submissions for any purpose other than meeting its price reporting obligations under applicable Law and shall implement procedures to limit the personnel who may have access to such data to those employees, contractors and agents of Seller who have a need to know such information and solely to the extent reasonably necessary to facilitate such reporting, which employees, contractors or agents shall in no event include any employee, contractor or agent with responsibility for the pricing, marketing or sale of Avinza. Nothing herein shall be construed to relieve Buyer of any duty that it may have to report pricing data with respect to the Product pursuant to applicable Law. Buyer shall certify to Seller that, to the best of Buyer’s knowledge, the results included in each such submission fall with the applicable guidelines provided by the Centers for Medicare and Medicaid Services (CMS), to the extent such a certification is required to accompany their submission to CMS by the Seller, and Buyer shall indemnify Seller pursuant to Article 12 from and against any and all Damages incurred by any or all of the Seller Indemnified Parties to the extent arising or resulting from errors or omissions in such information.
Section 8.10 Kadian Patent License
     (a) Effective upon the Closing:
                    (i) Seller hereby grants to Buyer and its Affiliates an exclusive, irrevocable, perpetual, sublicensable, fully paid up, royalty-free license under the Licensed Intellectual Property solely to use, make, distribute, offer for sale, promote, advertise, sell, import, export, or have used, made, distributed, offered for sale, promoted, advertised, sold, imported, or exported the Licensed Product in the Territory; and
                    (ii) Seller hereby grants to Buyer and its Affiliates an exclusive, irrevocable, perpetual, sublicensable, fully paid up, royalty-free license under the Kadian Patents solely to use, make, distribute, offer for sale, promote, advertise, sell, import, export, or have used, made, distributed, offered for sale, promoted, advertised, sold, imported, or exported the Product in the Territory.
     (b) In furtherance of the foregoing:
                    (i) Seller shall not, and shall cause its Affiliates not to, grant to any third party a license under the Licensed Patents to make, have made, import, use, sell, or offer for sale any Licensed Product or Generic Product in the Territory during the License Term.
                    (ii) During the License Term, each Party shall promptly notify the other Party in writing of (A) any declaratory judgment action or other proceeding asserting the non-infringement, invalidity or unenforceability of any Licensed Patent in the Territory in connection with a Licensed Product or Generic Product by a third party, or (B) any “Paragraph IV Certification” under the Hatch-Waxman Act, including any certification under 21 U.S.C. § 355(b)(2)(A)(iv) or § 355(j)(2)(A)(vii)(IV) (or any amendment or successor statute thereto) of which it becomes aware asserting that any Licensed Patent is invalid, unenforceable or will not be infringed by the manufacture use or sale of any Generic Product in the Territory by a third party. Seller shall have the sole right to and, during the License Term shall be obligated to, bring and prosecute in good faith, on behalf of Seller and Buyer, for purposes of protecting Buyer’s exclusive rights under the exclusive license, an infringement action against such third party and/or defend such declaratory judgment action or other proceeding brought by the third party through counsel of Seller’s choosing, and Buyer, at its expense, agrees to provide all reasonable cooperation in connection with such an action as Seller may request. With regard to such foregoing infringement action that Seller is obligated to bring, Seller shall, in each instance, bring such action within forty-five (45) days of receiving a notification of a “Paragraph IV Certification” under 21 U.S.C. § 355(j)(2)(A)(vii)(IV). All recoveries from such an action that Seller is obligated to bring that are attributable to an infringement related to Licensed Products or Generic Products shall be first allocated to reimburse the Seller for its costs and expenses in bringing or defending such action, and the remainder shall belong to Buyer and, to the extent attributable to lost sales of Products, constitute Net Sales. All other recoveries from any such action that Seller is obligated to bring shall be retained by Seller. In no case during the License Term may Seller enter into any settlement or consent judgment or other voluntary disposition of such an action that Seller is obligated to bring without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed, that: (1) limits Buyer’s rights under the Licensed Patents, (2) makes any admission of the invalidity, unenforceability or non-infringement of the Licensed Patents with respect to any Licensed Product or Generic Product, (3) subjects Buyer to an injunction or other equitable relief, (4) purports to grant a license under the Licensed Patents to any third party to make, use or sell any Licensed Product or Generic Product.
     (c) Effective upon the Closing, Seller hereby grants to Buyer and its Affiliates a non-exclusive, irrevocable, perpetual, fully paid-up, royalty-free right and license to use and reference the Seller Data to the extent necessary to maintain the Regulatory Approval, which right and license shall be transferable to any subsequent owner of the Regulatory Approval.
     (d) Seller hereby covenants to Buyer that from and after the Closing Seller and its Affiliates shall not join, file, prosecute or maintain any suit, in law or equity, against Buyer or its Affiliates claiming that the research, development, manufacture, use, import, export, distribution or sale of the Product by Buyer or its Affiliates infringes the Kadian Patents.
     (e) Seller hereby covenants to Buyer that from and after the Closing Seller and its Affiliates shall not join, file, prosecute or maintain any suit, in law or equity, against Buyer or its Affiliates claiming that the research, development, manufacture, use, import, export, distribution or sale of the Licensed Product by Buyer or its Affiliates infringes the Product Patents.
     (f) As a condition to the assignment, transfer or license of any of the Product Patents to a third party by Seller or its Affiliates, such third party shall agree to provide to Buyer a covenant not to sue at least as protective as those set forth in the foregoing clauses (d) and (e).
     (g) With respect to any Product Patents licensed to Seller or its Affiliates as to which Seller or its Affiliates do not control the right of prosecution of any legal action, from and after the Closing Seller and its Affiliates shall not actively induce, assist or participate in any legal action or proceeding relating to the Licensed Product against Buyer unless required by Law or Contract (which Contract shall not be solicited or entered into for the purpose of circumventing any rights granted to Buyer hereunder).
     (h) Upon the reasonable request of Buyer and with reasonable notice to Seller, from and after the Closing, Seller shall provide in a timely manner to Buyer, at no greater than Seller’s Direct Cost, assistance of knowledgeable employees of Seller and its Affiliates in defending against, responding to or otherwise participating in any litigation related to the Product Intellectual Property.
     (i) Effective upon the Closing, Buyer hereby grants to Seller and its Affiliates a non-exclusive, irrevocable, perpetual, fully paid-up, royalty-free right and license to reference the Regulatory Approval and other Regulatory Documentation in the Embeda NDA solely to the extent that the Regulatory Approval and other Regulatory Documentation are referenced in the Embeda NDA as of the Closing Date (the “Right of Reference”). As a condition to the assignment, transfer or license of any of the Regulatory Approval or other Regulatory Documentation to a third party by Buyer or its Affiliates, such third party shall agree to grant to Seller and its Affiliates the foregoing right and license. Any and all use of the Right of Reference is without any representation or warranty of any kind from Buyer, and Seller waives any and all warranties of any kind including any express or implied warranty, whether oral or written, including any implied warranty of the merchantability or fitness for a particular purpose.
     (j) Except as expressly set forth herein, no right or license is granted hereby with respect to any Trademark, copyright, Patent or other intellectual property of Seller or its Affiliates.

     (k) Except as expressly set forth herein, no right or license is granted hereby with respect to any Trademark, copyright, Patent or other intellectual property of Buyer or its Affiliates.
Section 8.11 DEA Notification
     Buyer and Seller shall, as required by Law, notify the DEA that, as of the Closing Date, Buyer is or will be marketing and selling the Product in the United States either directly or indirectly through one or more authorized distributors. As required by Law, each of Buyer and each such authorized distributor, as applicable, shall obtain a valid registration(s) with the DEA permitting Buyer or such authorized distributor, as applicable, to receive, hold, store, ship and sell the Product in the United States.
Section 8.12 Representations True
     King shall not knowingly or intentionally take any action or knowingly or intentionally omit to take any action to the extent such action or omission would result in any of its representations or warranties being inaccurate or incorrect in any material respect as if given on and as of the Closing Date.
Section 8.13 Confidentiality; Non-Public Purchased Assets
     (a) Each Party shall use its Reasonable Best Efforts to maintain and assure the confidentiality of the confidential information of the other Party hereto. In the event that a Party receives a request to disclose all or any part of the other Party’s confidential information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by any other Governmental or Regulatory Authority, such Party agrees to: (i) promptly notify the other Party of the existence, terms and circumstances surrounding such a request, so that the other Party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement; (ii) provide the other Party full and complete cooperation to seek an appropriate order or remedy; (iii) cooperate with the other Party in obtaining reliable assurances that confidential treatment will be accorded to the disclosed confidential information if disclosure of such confidential information is required; and (iv) limit disclosure of the confidential information to only that part necessary to comply with the request.
     (b) Notwithstanding that Seller disclosed the Purchased Assets to Buyer, all non-public information within the Purchased Assets shall be considered, from and after the Closing Date, the confidential information of Buyer. Unless and until this Agreement terminates or expires without Closing, (i) Seller will keep all non-public information in its possession within the Purchased Assets or related to Buyer and disclosed to Seller pursuant to this Agreement or in connection with the negotiation hereof confidential and will not disclose such non-public information within the Purchased Assets or related to Buyer and disclosed to Seller pursuant to this Agreement or in connection with the negotiation hereof to third parties who are not under confidentiality obligations adequate to maintain the confidentiality thereof, except for such disclosures as may be required to comply with applicable Laws or the rules of a national securities exchange, and (ii) before permitting any Person to receive non-public information or undertake any activity in connection with Purchased Assets, Seller shall obtain a signed agreement from each Person undertaking to maintain the confidentiality of all non-public information within the Purchased Assets.
Section 8.14 Filings
     (a) The Parties specifically agree to promptly prepare and file any required filings under the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, with respect to the transactions contemplated hereby to the extent required by applicable Law.
     (b) Each of the Parties shall furnish to the other such information and assistance as the other Party may reasonably request in connection with the preparation of any filings or submissions contemplated in Section 8.14(a) and provide the other with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or any of its representatives, on the one hand, and the applicable Governmental or Regulatory Authority, on the other, with respect to this Agreement and the transactions contemplated hereby.
Section 8.15 Recalls.
     (a) From and after the Closing Date, Buyer, at its cost (subject to clause (c) below), shall be solely responsible and liable for conducting all voluntary and involuntary recalls or market withdrawals of units of the Product (whether sold before or after Closing), including (i) recalls required by any Governmental or Regulatory Authority and (ii) voluntary recalls and market withdrawals of Product sold prior to Closing or Product included in Inventory that was defective when delivered to Buyer hereunder that are deemed necessary by Seller in its reasonable discretion. Seller promptly shall notify Buyer in the event that a recall of Product sold prior to Closing or Product included in Inventory that was defective when delivered to Buyer hereunder is necessary and Seller shall, and shall cause its relevant Affiliates to, cooperate with Buyer’s reasonable requests and use Reasonable Best Efforts to assist Buyer in implementing and effecting such recall or market withdrawal.
     (b) Notwithstanding the foregoing, Seller (or an Affiliate designated by Seller) shall have the right at its expense to conduct any recall or market withdrawal of Product sold prior to Closing or Product included in Inventory if Seller determines that significant health and safety concerns require that Seller or its Affiliates conduct such recall or market withdrawal; provided that prior to initiating any such recall or market withdrawal, Seller shall consult in good faith with Buyer to determine how such recall or market withdrawal shall be implemented. Buyer shall use Reasonable Best Efforts to cooperate with Seller’s and its Affiliates’ reasonable requests and assist Seller and its Affiliates in implementing and effecting such recall or market withdrawal.
     (c) Seller promptly shall reimburse Buyer for all reasonable, documented costs incurred by Buyer in connection with any recall or market withdrawal (i) of Product sold prior to Closing or Product included in Inventory that was defective when delivered to Buyer hereunder or (ii) otherwise required by Seller pursuant to Sections 8.15(a) or (b) above.

Section 8.16 Rebates and Coupons
     (a) As between Buyer and Seller, Seller shall be responsible for and pay all Rebates relating to utilization of the Product prior to and during the Rebate Period; provided that if the Rebate Period ends on a day other than the last day of a Calendar Quarter, the amount of Rebates payable by Seller pursuant to this Section 8.16 with respect to utilization of the Product during the Calendar Quarter in which the Rebate Period ends shall be equal to (a) the aggregate amount of all Rebates relating to utilization of the Product during such Calendar Quarter, multiplied by (b) a fraction, the numerator of which is the number of days from and including the first day of such Calendar Quarter through and including the last day of the Rebate Period and the denominator of which is the total number of days in such Calendar Quarter. As between Buyer and Seller, Buyer shall be responsible for and pay all Rebates relating to utilization of the Product after the Rebate Period; provided that if the Rebate Period ends on a day other than the last day of a Calendar Quarter, the amount of Rebates payable by Buyer pursuant to this Section 8.16 with respect to utilization of the Product during the Calendar Quarter in which the Rebate Period ends shall be equal to (x) the aggregate amount of all Rebates relating to utilization of the Product during such Calendar Quarter, multiplied by (y) a fraction, the numerator of which is the number of days from and including the day immediately following the last day of the Rebate Period through and including the last day of such Calendar Quarter and the denominator of which is the total number of days in such Calendar Quarter. Buyer shall not enter into any Contract requiring payment of a Rebate during the Rebate Period except in the ordinary course of business and consistent with Seller’s past practices regarding the amount of Rebates. Notwithstanding anything herein to the contrary, in no event shall Seller be liable for, and Buyer shall be solely responsible for and shall pay all rebates relating to utilization of any Product bearing Buyer’s NDC number.
     (b) As between Buyer and Seller, Seller shall be responsible for and pay all obligations under and pursuant to Coupons relating to utilization of the Product prior to and during the Rebate Period. As between Buyer and Seller, Buyer shall be responsible for and pay all obligations under and pursuant to Coupons relating to utilization of the Product after the Rebate Period; provided that Buyer’s aggregate liability pursuant to Coupons shall not exceed $60,000.
Section 8.17 Chargeback and Rebate Period
     (a) Promptly after the Closing Date, Buyer and Seller jointly shall select a third party consultant (the “Consultant”) which shall determine the quantity of Product owned by all wholesalers in the Territory as of the Closing Date (the “Aggregate Wholesaler Amount”) and the average amount of Product sold by such wholesalers per day in the thirteen (13) weeks immediately preceding the Closing Date (the “Daily Sales Amount”). The “Chargeback Period” means the period commencing on the Closing Date and ending the number of days thereafter equal to the Aggregate Wholesaler Amount divided by the Daily Sales Amount.
     (b) The Consultant also shall determine the quantity of Product owned by all wholesalers and retailers in the Territory as of the Closing Date (the “Aggregate Wholesale/Retail Amount”) and the average amount of Product utilized per day in the thirteen (13) weeks immediately preceding the Closing Date (the “Daily Utilization Amount”). The

Rebate Period” means the period commencing on the Closing Date and ending the number of days thereafter equal to the Aggregate Wholesale/Retail Amount divided by the Daily Utilization Amount.
     (c) The Parties shall bear equally the fees and expenses of the Consultant.
Section 8.18 Chargebacks
     As between Buyer and Seller, Seller shall be responsible for and pay all Chargebacks that are submitted by wholesalers and other distributors to either Seller and its Affiliates or Buyer prior to and during the Chargeback Period. As between Buyer and Seller, Buyer shall be responsible for and pay all Chargebacks submitted by wholesalers and other distributors to either Seller and its Affiliates or Buyer after the Chargeback Period. Buyer shall not enter into any Contract requiring payment of a Chargeback during the Chargeback Period except in the ordinary course of business and consistent with Seller’s past practices regarding the amount of Chargebacks. Notwithstanding anything herein to the contrary, in no event shall Seller be liable for, and Buyer shall be solely responsible for and shall pay, any and all Chargebacks with respect to Product bearing Buyer’s NDC number.
Section 8.19 GPO Administration Fees and IFF Payments
     As between Buyer and Seller, Seller shall be responsible for and pay all GPO Administration Fees and IFF payments relating to sales of the Product during the Chargeback Period; provided that if the Chargeback Period ends on a day other than the last day of a Calendar Quarter, the amount of GPO Administration Fees and IFF payments payable by Seller pursuant to this Section 8.19 with respect to sales of the Product during the Calendar Quarter in which the Chargeback Period ends shall be equal to (a) the aggregate amount of all GPO Administration Fees and IFF payments relating to sales of the Product during such Calendar Quarter, multiplied by (b) a fraction, the numerator of which is the number of days from and including the first day of such Calendar Quarter through and including the last day of the Chargeback Period and the denominator of which is the total number of days in such Calendar Quarter. As between Buyer and Seller, Buyer shall be responsible for and pay all GPO Administration Fees and IFF payments relating to sales of the Product after the Chargeback Period; provided that if the Chargeback Period ends on a day other than the last day of a Calendar Quarter, the amount of GPO Administration Fees and IFF payments payable by Buyer pursuant to this Section 8.19 with respect to sales of the Product during the Calendar Quarter in which the Chargeback Period ends shall be equal to (x) the aggregate amount of all GPO Administration Fees and IFF payments relating to sales of the Product during such Calendar Quarter, multiplied by (y) a fraction, the numerator of which is the number of days from and including the day immediately following the last day of the Chargeback Period through and including the last day of such Calendar Quarter and the denominator of which is the total number of days in such Calendar Quarter. Buyer shall not enter into any Contract requiring payment of a GPO Administration Fee during the Chargeback Period except in the ordinary course of business and consistent with Seller’s past practices regarding the amount of GPO Administration Fees. Notwithstanding anything herein to the contrary, in no event shall Seller be liable for, and Buyer shall be solely responsible for and shall pay any and all GPO Administration Fees and IFF payments relating sales of any Product bearing Buyer’s NDC number.

Section 8.20 Manufacturing Agreements
     (a) Effective as of the Closing, the Toll Manufacturing Agreement, dated as of December 19, 2005, by and between Alpharma Branded Products Division Inc. and Buyer (formerly Purepac Pharmaceutical Co.), as amended (the “Toll Manufacturing Agreement”) shall terminate; provided that to the extent any surviving provisions therein are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern. Additionally, following the Closing the Parties agree to negotiate in good faith to amend any surviving provisions of the Toll Manufacturing Agreement or other provisions of the Toll Manufacturing Agreement in order to address issues impacted by this Agreement.
     (b) Effective as of the Closing, the Development and Manufacturing Services Agreement, dated as of February 1, 2008, by and between Actavis Elizabeth LLC and Alpharma Pharmaceuticals LLC, as amended shall continue in force; provided that following the Closing the Parties agree to negotiate in good faith to amend such Development and Manufacturing Services Agreement to address issues impacted by this Agreement.
Section 8.21 Sale of Product
     Buyer, through the second Calendar Quarter of 2010, shall use commercially reasonable efforts to sell the Product and maximize Gross Profits of the Product; provided, however that Buyer shall not have any obligation under this Section 8.21 to perform Details or to sell the Product if in the reasonable view of Buyer such sales expose Buyer to material third party liability.
Section 8.22 Delivery of Inventory
     On the Closing Date, Seller shall tender Inventory at the place where it is located as requested by Buyer to either Buyer or a third party designated by Buyer.
Section 8.23 Assumed Contracts
     Promptly following the Execution Date, Seller shall provide to Buyer a copy of any Contract to which Seller is a party that relates to the Product or the Business. Buyer shall designate from among such Contracts (a) those Contracts (if relating exclusively to the Products or the Business) and (b) the portion of those Contracts (if relating to the Products or the Business but not exclusively thereto), to be added, at Buyer’s request, to Section 1.01(k) of the Seller’s Disclosure Schedule. Seller shall cooperate in good faith with Buyer to effect the transfer and assignment to Buyer of such Contract, or portion thereof, subject to any required third party consent. Any Contract or portion of a Contract that has been designated by Buyer pursuant to this Section shall be deemed added to Section 1.01(k) of the Seller’s Disclosure Schedule as of the date of such designation and shall be subject to Section 2.01(d).
Section 8.24 Regulatory Actions
     Seller hereby covenants to Buyer that from and after the Closing Seller and its Affiliates shall not file any Citizen’s Petition with the FDA against Buyer or its Affiliates based on any non-public information contained in the Regulatory Approval or other Regulatory Documentation.
Article IX.
Conditions to the Obligations of Seller
     The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller), at or before the Closing, of each of the following conditions:
Section 9.01 Alpharma Acquisition
     The acquisition of Alpharma by King shall have been consummated pursuant to the Merger Agreement.
Section 9.02 No Legal Prohibition
     No provision of applicable Law and no Order shall prohibit the consummation of the Closing.
Article X.
Conditions to the Obligations of Buyer
     The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer), at or before the Closing, of the following conditions:
Section 10.01 No Legal Prohibition
     No provision of applicable Law and no Order shall prohibit the consummation of the Closing.
Section 10.02 Alpharma Acquisition
     The acquisition of Alpharma by King shall have been consummated pursuant to the Merger Agreement.
Article XI.
Additional Post-Closing Covenants
Section 11.01 Access to Information
     (a) Upon the request of Seller, from and after the Closing, to the extent permitted by applicable Law, Buyer shall permit Seller and its representatives to have access, during regular business hours and upon reasonable advance notice, to inspect and copy the Books and Records and other documents in Buyer’s possession to the extent pertaining to the operation of the Business prior to the Closing Date for Tax purposes and in connection with any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation commenced, brought, conducted or heard by or before, any Governmental or Regulatory Authority.
     (b) To the extent relevant to the Product, Purchased Assets or the Business prior to the Closing Date, Seller shall provide Buyer with such assistance as may be reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and shall retain and provide Buyer with all records or other information that may be related to the preparation of any Tax Returns, or the conduct of any audit or examination or other Tax proceeding. Seller shall retain all relevant documents, including prior year’s Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns and shall not destroy or otherwise dispose of any such records without the prior written consent of Buyer.
     (c) In the event that Seller transfers to Buyer copies of any Books and Records in accordance with the last sentence of Section 1.01(n), Seller shall provide Buyer access to the original documents under circumstances where copies of such documents are insufficient for regulatory or evidentiary purposes.
Article XII.
Indemnification
Section 12.01 Survival of Representations and Warranties
     The representations and warranties of Seller or Buyer contained in this Agreement shall terminate twenty four (24) months following the Closing.
Section 12.02 Indemnification
     (a) By Seller. Subject to Section 12.03, from and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims, fines, demands, penalties, interest and expenses (including reasonable fees and disbursements of attorneys) (collectively, the “Damages”), incurred in connection with, arising out of, or resulting from (i) any breach of any covenant or agreement of Seller herein, (ii) the inaccuracy or breach of any representation or warranty made by Seller in this Agreement, (iii) the failure of Seller to assume, pay, perform and discharge any Excluded Liabilities, (iv) the ownership and operation of the Purchased Assets or the conduct of the Business prior to the Closing, (v) the use by Seller or its Affiliates of the Marketing Materials prior to the Closing, (vi) Third Party Claims in connection with, arising out of, or resulting from the use of the Regulatory Approval and other Regulatory Documentation in the Embeda NDA and Books and Records, including any Damages associated with the promotion, marketing, distribution, sale or use of any products associated with the use of the Regulatory Approval and other Regulatory Documentation in the Embeda NDA, and Books and Records pursuant to Section 8.10(i) and (vii) the enforcement by the Buyer Indemnified Parties of their rights under this Section 12.02(a).

     (b) By Buyer. Subject to Section 12.03, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of, or resulting from (i) any breach of any covenant or agreement of Buyer herein, (ii) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement, (iii) the failure of Buyer to assume, pay, perform and discharge any Assumed Liabilities, (iv) the ownership and operation of the Purchased Assets or the conduct of the Business after Closing, (v) the use by Buyer or its Affiliates of the Marketing Materials after Closing, and (vi) the enforcement by the Seller Indemnified Parties of their rights under this Section 12.02(b).
     (c) Procedures. The Person entitled to indemnification under this Agreement (the “Indemnified Party”), shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 12.02(a) or Section 12.02(b), provided, however, that any failure to give such notice shall not waive any rights of an Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period contemplated by Section 12.01 has expired without notice being given. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Damages.
     (d) Third Party Claims. The obligations of an Indemnifying Party under this Section 12.02 with respect to Damages arising from claims, lawsuits, demands or other proceedings by any third party (each, a “Third Party Claim”) that are subject to indemnification as provided for in Section 12.02(a) or Section 12.02(b) shall be governed by and be contingent upon the following additional terms and conditions:
                    (i) At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within fifteen (15) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the

Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.
                    (ii) Without limiting Section 12.02(d)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.02(d)(i) (in which case the Indemnified Party shall control the defense), or (C) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable Law, ethical rules or equitable principles.
                    (iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.02(d)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of Damages by an Indemnified Party in connection with a Third Party Claim that is reached without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). No Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
                    (iv) If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and promptly shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making relevant employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the

Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
     (e) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party
Section 12.03 Limitations
     (a) In no event shall the aggregate liability of Seller for Damages pursuant to Section 12.02(a)(i) and 12.02(a)(ii) exceed the Purchase Price.
     (b) EXCEPT FOR AND ONLY TO THE EXTENT OF ANY AMOUNTS PAID UNDER AN INDEMNIFIABLE THIRD PARTY CLAIM UNDER SECTION 12.02, OR IN THE CASE OF A PARTY’S WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES.
Section 12.04 Remedies Exclusive
     From and after the Closing, the remedies set forth in this Article XII shall be exclusive and in lieu of any other remedies that may be available to the Indemnified Parties under any theory of liability and pursuant to any statutory or common law with respect to any Damages of any kind or nature directly or indirectly resulting from or arising out of any breach of this Agreement (including alleged breaches or inaccuracies of any representation, warranty or covenant or for any alleged misrepresentation) or the transactions contemplated hereby.
Article XIII.
Termination and Abandonment
Section 13.01 Methods of Termination
     Except as provided in Section 13.02 below, the transactions contemplated herein may be terminated and abandoned at any time prior to the Closing:
     (a) by mutual written consent executed and delivered by Seller and Buyer; or
     (b) by either Seller or Buyer if (i) the Closing shall not have occurred by December 31, 2008; provided that the terminating Party is not then in material breach of its representations, warranties, or obligations hereunder; (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental entity that would make consummation of the transactions contemplated hereby illegal.
     A termination pursuant to this Section 13.01 shall be effected by delivery of written notice of such termination by the terminating party to the other Party. Where action is taken to terminate this Agreement pursuant to this Section 13.01, it shall be sufficient for such action to be authorized by the board of the Party taking such action.
Section 13.02 Procedure upon and Effect of Termination
     In the event of termination and abandonment under Section 13.01, written notice thereof shall forthwith be given to the other Party and the transactions, conveyances, and other actions contemplated by this Agreement shall be terminated and abandoned immediately, without further action by the Parties. If the transactions contemplated by this Agreement are terminated as provided herein, no Party and none of the directors, officers, stockholders, affiliates or controlling Persons of such Party shall have any further liability or obligation to any other Party to this Agreement except for a willful failure of a Party to fulfill a condition to the performance of the obligations of the other Party or a willful breach of a covenant or representation or warranty. The provisions of Article XIII and Article XIV shall survive any termination of this Agreement.
Article XIV.
Miscellaneous
Section 14.01 Notices
     All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:
     If to Buyer to:
Actavis Elizabeth, L.L.C.
60 Columbia Road, Building, B
Morristown, NJ 07960
Attention: Chief Legal Officer
Facsimile:

     With copies to:
Wilson Sonsini Goodrich & Rosati, P.C.
1301 Avenue of the Americas
40th Floor
New York, NY 10019
Attention: Arthur L. Hoag
Facsimile:
     If to Seller to:
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
Attention: General Counsel
Facsimile:
     With a copy to:
King Pharmaceuticals, Inc.
400 Crossing Boulevard
8th Floor
Bridgewater, New Jersey 08807
Attention: General Counsel
Facsimile:
     All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party in accordance with the terms of this Section.
Section 14.02 Entire Agreement
     This Agreement (and all schedules attached hereto and all other documents delivered in connection herewith) contains the sole and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. Except as expressly provided herein, nothing in this Agreement shall modify or amend any provision of the Toll Manufacturing Agreement or the Development and Manufacturing Services Agreement, dated as of February 1, 2008, by and between Alpharma Pharmaceuticals LLC and Buyer.

Section 14.03 Waiver
     Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
Section 14.04 Amendment
     This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.
Section 14.05 Third Party Beneficiaries
     The terms and provisions of this Agreement are intended solely for the benefit of each Party and its respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
Section 14.06 Assignment; Binding Effect
     Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, and any attempt to do so will be void. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
Section 14.07 Headings
     The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
Section 14.08 Severability
     If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

Section 14.09 Governing Law
     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING ANY CONFLICTS OR CHOICE OF LAW RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.
Section 14.10 Consent to Jurisdiction and Forum Selection
     THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT (OTHER THAN APPEALS THEREFROM) SHALL BE INITIATED AND TRIED EXCLUSIVELY IN THE LOCAL AND FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK. THE AFOREMENTIONED CHOICE OF VENUE IS INTENDED BY THE PARTIES TO BE MANDATORY AND NOT PERMISSIVE IN NATURE, THEREBY PRECLUDING THE POSSIBILITY OF LITIGATION BETWEEN THE PARTIES WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT IN ANY JURISDICTION OTHER THAN THAT SPECIFIED IN THIS SECTION. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR SIMILAR DOCTRINE OR TO OBJECT TO VENUE WITH RESPECT TO ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION, AND STIPULATES THAT THE LOCAL AND FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE PERSONAL JURISDICTION AND VENUE OVER EACH OF THEM FOR PURPOSES OF LITIGATING ANY DISPUTE, CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HEREBY AUTHORIZES AND AGREES TO ACCEPT SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST IT AS CONTEMPLATED BY THIS SECTION BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID TO ITS ADDRESS FOR THE GIVING OF NOTICES AS SET FORTH IN THIS AGREEMENT, OR IN THE MANNER SET FORTH IN SECTION 14.01 OF THIS AGREEMENT FOR THE GIVING OF NOTICE. ANY FINAL JUDGMENT RECEIVED AGAINST A PARTY IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.
Section 14.11 Expenses
     Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

Section 14.12 Counterparts
     This Agreement may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(The remainder of this page is left blank intentionally.)

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

KING PHARMACEUTICALS, INC.
By:	/s/ Brian A. Markison
	Name:	Brian A. Markison
	Title:	Chairman, President and CEO

ACTAVIS ELIZABETH, L.L.C.
By:	/s/ Douglas S. Boothe
	Name:	Douglas S. Boothe
	Title:	President and CEO